Exhibit 22.1

Guarantor Subsidiaries of BigBear.ai Holdings, Inc.

Set forth is a list of the guarantor subsidiaries of BigBear.ai Holdings, Inc. as of May 10, 2024 and their respective jurisdictions of organization.

Name	Jurisdiction of Formation
BigBear.ai Intermediate Holdings, LLC	Delaware
BigBear.ai, LLC	Delaware
Pangiam Purchaser, LLC	Delaware
Pangiam Intermediate II Holdings, LLC	Delaware
Pangiam Holdings, LLC	Delaware
Pre, LLC	Delaware
veriScan, LLC	Delaware
214 Technologies, Inc. d/b/a Trueface	Delaware
BigBear.ai Federal, LLC	Maryland
ProModel, LLC	Pennsylvania
Pangiam Labs, LLC	Virginia
Linkware, LLC	Virginia